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                                                                     EXHIBIT 4.6

                    OPTION NOTICE AND ASSUMPTION AGREEMENT
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     THIS OPTION NOTICE AND ASSUMPTION AGREEMENT (this "Agreement") is made and entered into as of this ____ day of ___________, 1997, by and among Extended Stay America, Inc., a Delaware corporation ("Purchaser"), Studio Plus Hotels, Inc., a Virginia corporation ("Target"), and each of the Option Holders of Target listed on Exhibit A hereto (each, an "Option Holder" and collectively, the "Option Holders").

                              W I T N E S S E T H
                              -------------------

     WHEREAS, Purchaser, ESA Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Purchaser ("Sub"), and Target have entered into that certain Agreement and Plan of Merger, dated as of January 16, 1997 (the "Merger Agreement");

     WHEREAS, pursuant to the Merger Agreement, Purchaser will acquire Target through the merger of Target with and into Sub (the "Merger");

     WHEREAS, immediately prior to the Merger, each of the Option Holders was an employee or director of Target;

     WHEREAS, Target previously granted to each Option Holder stock options (the "Old Options") to purchase shares of common stock, $.01 par value per share, of Target ("Target Common Stock") which are evidenced, as applicable, by an Option Agreement, in the form attached hereto as Exhibit B (the "Old Option Agreements");

     WHEREAS, pursuant to the Merger Agreement, Purchaser will assume at the Effective Time all of Target's rights and obligations under each of the Old Option Agreements and shall substitute therefor stock options (the "New Options") to purchase shares of common stock, par value $.01 per share, of Purchaser (the "Purchaser Common Stock");

     WHEREAS, the New Options shall be evidenced by, and shall be subject to the terms and conditions of, the option agreement in the form of Exhibit C hereto (the "New Option Agreement");

     WHEREAS, in accordance with the terms of the Merger Agreement, Purchaser wishes to issue the New Options to Option Holders in substitution for the Old Options at the Effective Time; and

     WHEREAS, in connection with the Merger and to induce Purchaser to consummate the transactions contemplated by the Merger Agreement and to grant to each of the Option Holders the New Options, each of the Option Holders wishes to exchange the Old Options for the New Options at the Effective Time in accordance with the terms hereof.
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     NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

     Section 1. Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

     Section 2.  Exchange of Options; Termination.

     2.1. Exchange. On the Effective Time or as soon thereafter as is reasonably practicable, Purchaser shall issue, execute and deliver to each of the Option Holders a New Option Agreement and each of the Option Holders shall deliver to Purchaser the Old Option Agreement in exchange therefor. Target and each of the Option Holders hereby agrees with Purchaser that following such exchange the Old Option Agreement, the Old Options granted thereunder and any and all other options, warrants and rights of such Option Holder to acquire Target capital stock or other securities of Target shall terminate and be of no further force or effect and no party thereto or beneficiary thereunder shall therefor have any further rights or obligations of any nature whatsoever thereunder or in respect thereto.

     2.2. Termination. Each Option Holder hereby acknowledges and agrees that the receipt of the New Options and the New Option Agreement on the Effective Time in accordance with the provisions hereof shall constitute full satisfaction and discharge of all rights of each Option Holder and any obligations whatsoever of Target and Purchaser in respect of the Old Options and the Old Option Agreement. Each Option Holder hereby further acknowledges that (a) he has read this Agreement and all Exhibits hereto, understands the contents hereof and thereof and has signed this Agreement of his own free will, and (b) he understands that Purchaser and Target will rely on this Agreement in connection with the consummation of the transactions contemplated by the Merger Agreement.

     2.3. New Option Shares and Exercise Price. Each Option Holder hereby acknowledges that the New Options shall evidence the right to purchase the number of shares of Purchaser Common Stock equal to the product (rounded up to the next whole number) of (a) the number of shares of Target Common Stock covered by the Old Options immediately prior to the Effective Time, multiplied by (b) the Exchange Ratio. Each Option Holder hereby further acknowledges that the exercise price of such New Options shall be equal to the quotient obtained by dividing (a) the per share exercise price for shares of Target Common Stock subject to the Old Options immediately prior to the Effective Time, by (b) the Exchange Ratio.

     Section 3.  Representations and Warranties of Purchaser.

     Purchaser represents and warrants to Option Holder as follows:

     3.1. Corporate Existence and Power. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has full
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corporate power and authority to execute, deliver and perform this Agreement and the New Option Agreement and to issue the New Options.

     3.2. Authority. The execution, delivery and performance of this Agreement and the New Option Agreement and the issuance and delivery of the New Options have been duly and validly authorized by all necessary corporate action.

     3.3. Binding Effect. This Agreement has been, and upon execution thereof in accordance with the terms and provisions hereof the New Option Agreement will be, duly executed and delivered by Purchaser and constitute the valid and binding agreements of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

     3.4. Registration. Purchaser shall, within thirty days following the Effective Time, cause the shares of Purchaser Common Stock issuable upon exercise of the New Options to be covered by a Registration Statement on Form S-8 filed with the Securities and Exchange Commission and to be registered or exempted from the registration requirements of all applicable state securities laws, rules and regulations.

     Section 4.  Representations and Warranties of Option Holder.

     Option Holder represents and warrants to Purchaser as follows:

     4.1. Authority. Option Holder has full right, power, authority and capacity to enter into this Agreement and to relinquish all of his rights in respect of the Old Options and under the Old Option Agreement in accordance with the terms and provisions hereof.

     4.2. Binding Effect. This Agreement has been duly executed and delivered by Option Holder, and, upon consummation of the transactions contemplated hereby, Option Holder shall have relinquished all of his rights in respect of the Old Options and under the Old Option Agreement, and this Agreement constitutes the valid and binding agreement of Option Holder, enforceable against Option Holder in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

     Section 5.  Miscellaneous.

     5.1. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to Delaware's conflict of law rules.
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     5.2.  Binding Effect.  This Agreement shall be binding on and inure to the benefit of Purchaser, Target and the Option Holders and their respective successors, assigns, heirs, executors and legal representatives.

     5.3. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. This Agreement shall be valid, binding and enforceable against each Option Holder who shall have executed this Agreement.

     5.4. Entire Agreement. This Agreement is intended by the parties hereto to be their complete agreement with respect to the subject matter hereof, and this Agreement supersedes any prior agreements or understandings (oral or written) with respect to the subject matter hereof between the parties hereto.

     5.5. Specific Performance. The parties hereto each acknowledge that the rights of each party to performance of the covenants and agreements herein are special, unique and of extraordinary character, and that, in the event that any party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching party may be without an adequate remedy at law. The parties each agree, therefore, that in the event that either party violates or fails or refuses to perform any covenant or agreement made by such party herein, the non-breaching party or parties may, subject to the terms of this Agreement and in addition to any remedies at law for damages or other relief, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.
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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                 EXTENDED STAY AMERICA, INC.


                                 By:.....................................

                                 Title:..................................



                                 STUDIO PLUS HOTELS, INC.


                                 By:.....................................

                                 Title:..................................


                                 OPTION HOLDERS:

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